EXHIBIT 8.1
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000
www.kirkland.com
June 15, 2007
Wholesale Auto Receivables LLC
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
     Re: Federal Income Tax Consequences
     We are issuing this opinion letter in our capacity as special counsel to Wholesale Auto Receivables LLC (the “Depositor”) and GMAC LLC (“GMAC”) in connection with the issuance of $1,786,000,000 Class A Floating Rate Asset Backed Notes, Series 2007-1 (the “Class A Notes”), $164,500,000 Class B Floating Rate Asset Backed Notes, Series 2007-1 (the “Class B Notes”) and $70,500,000 Class C Floating Rate Asset Backed Notes, Series 2007-1 (the “Class C Notes,” and collectively with the Class A Notes and the Class B Notes, the “Offered Notes”), $23,500,000 Class D Floating Rate Asset Backed Notes, Series 2007-1 (the “Class D Notes”), and $305,500,000 Class E Floating Rate Asset Backed Notes, Series 2007-1 (the “Class E Notes,” and collectively with the Offered Notes and the Class D Notes, the “Notes”), by SWIFT Master Auto Receivables Trust (the “Issuing Entity”) pursuant to the Series 2007-1 Indenture Supplement (the “Series 2007-1 Indenture Supplement”), to be dated as of the Issuance Date (as defined below) between the Issuing Entity and The Bank of New York Trust Company, N.A., as Indenture Trustee (the “Indenture Trustee”) to an indenture (the “Indenture”), to be dated as of the Issuance Date, between the Issuing Entity and the Indenture Trustee.
     The Issuing Entity intends to issue the Offered Notes on or about June 20, 2007 (the “Issuance Date”).
     We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:
          (i) a copy of the registration statement originally filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (File No. 333-131524) on February 3, 2006, as

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amended by Amendment No. 1 on March 21, 2006, by Amendment No. 2 on April 13, 2006, by Post-Effective Amendment No. 1 on February 2, 2007 and by Amendment No. 1 to registration statement No. 333-141483 on June 1, 2007, with respect to asset-backed notes, including the Offered Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;
          (ii) a copy of the prospectus supplement, dated June 12, 2007 (the “Prospectus Supplement”), and the related prospectus, dated June 12, 2007 (the “Base Prospectus”), relating to the Offered Notes;
          (iii) a form of the Trust Agreement, between the Depositor and HSBC Bank USA, National Association, as Owner Trustee;
          (iv) a form of the Trust Sale and Servicing Agreement, among the Depositor, GMAC, as Servicer, and the Issuing Entity;
          (v) a form of the Indenture;
          (vi) a form of the Series 2007-1 Indenture Supplement;
          (vii) a form of the Pooling and Servicing Agreement, between GMAC and the Depositor; and
          (viii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, documents (iii) — (vii) are referred to herein as the “Transaction Documents”).
     In arriving at the opinion expressed below, we have examined and relied, to the extent we deem proper, on the Transaction Documents. In our examination, we have assumed that the Transaction Documents will be executed in the form submitted to us, and we have assumed the enforceability of all Transaction Documents. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents will be consummated strictly in accordance with their terms.
     In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative rulings, judicial decisions, regulations, and such other authorities (including Treasury regulations) as we have deemed appropriate, all as in effect on the date hereof and all which are subject to change or different interpretation. However, we will not seek a tax ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein. Moreover, the statutory provisions, regulations,

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interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the IRS. Our opinion is in no way binding on the IRS or any court, and it is possible that the IRS or a court could, when presented with these facts, reach a different conclusion. We express no opinion herein as to any laws other than federal law of the United States of America. In rendering such opinions, we have assumed that the Issuing Entity will be operated in accordance with the terms of the Trust Agreement, the Trust Sale and Servicing Agreement, the Pooling and Servicing Agreement and the Indenture.
     Based on and subject to the foregoing, we are of the opinion that under the existing tax laws of the United States of America, although no transaction closely comparable to those contemplated herein has been the subject of any Treasury regulation, revenue ruling, or judicial decision, for United States federal income tax purposes:
          (i) the statements in the Base Prospectus under the caption “Federal Income Tax Consequences” and in the Prospectus Supplement under the caption “Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions, have been prepared or reviewed by us and are correct in all material respects;
          (ii) the Offered Notes will be characterized as indebtedness; and
          (iii) the Issuing Entity will not be taxable as an association or publicly traded partnership taxable as a corporation.
     Except for the opinions expressed above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local, or foreign laws. In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein. This letter is limited to the specific issues addressed herein and the opinions rendered above are limited in all respects to laws and facts existing on the date hereof. By rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof or as to any future action that may become necessary to maintain the character of the Offered Notes as indebtedness or to maintain the Issuing Entity as an entity that will not be taxable as an association or publicly traded partnership taxable as a corporation for federal income tax purposes.
     We hereby consent to the filing of this opinion with Form 8-K and to the reference to our firm in the Base Prospectus and in the Prospectus Supplement in the Summary under the caption “Tax Status,” under the caption “Federal Income Tax Consequences” and under the caption “Legal Opinions.” In giving this consent, we do not thereby admit that we come within the

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category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP